Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders

Vonage Holdings Corp.

Holmdel, New Jersey

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated April 16, 2007, relating to the consolidated financial statements and financial statement schedules of Vonage Holdings Corp., appearing in the Annual Report on Form 10-K of Vonage Holdings Corp., for the year ended December 31, 2006 and to the reference to us under the heading “Experts” which is part of this Registration Statement.

/s/ BDO Seidman, LLP

Woodbridge, New Jersey

July 20, 2007